Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 20, 2004 with respect to the consolidated financial statements of Dakota Growers Pasta Company, Inc. (a North Dakota corporation) for the year ended July 31, 2004 in this Form 10-K (file number 000-50111).

EIDE BAILLY LLP

/s/ Eide Bailly LLP

Fargo, North Dakota
October 29, 2004